Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc. 1166 Avenue of the Americas New York, NY 10036 212 832 3232 Contact: Robert Klemens Vice President Communications 212 796 9377

Cohen & Steers Income Opportunities REIT, Inc. Acquires Open-Air Shopping Center in Savannah, GA with Sterling Organization

New York, September 19, 2024—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of Village on Pooler Parkway, an open-air community shopping center in the Savannah, GA metropolitan area. The acquisition was made through a programmatic joint venture with Sterling Organization (“Sterling”), a real estate investment firm with extensive expertise in shopping centers in the U.S. This is CNSREIT’s third acquisition focused on well-anchored, necessity-driven shopping centers and its second with Sterling Organization.

Village on Pooler Parkway is an approximately 142,000 square foot, fully leased open-air community shopping center built in 2014. The center is located along I-95, just three miles from Savannah Hilton Head International Airport, and sees over 35,000 passing vehicles per day1. The tenancy at the property includes value-oriented retailers and restaurants such as TJ Maxx, Ross Dress for Less, Michael’s, PetSmart, Panera Bread, Buffalo Wild Wings and Jersey Mike’s. Many tenants at Village on Pooler Parkway have indicated that performance at this center is among their strongest from a sales per square foot or profitability standpoint.

Savannah attracts over 17 million tourists per year2 and boasts 5-year population growth that is 2.3x the national average and 5-year job growth that is 1.8x the national average3. As a result, it is ranked within the top 15 markets for job and population growth as of the end of 2023, according to property analytics provider CoStar Group. The city also benefits from additional economic growth drivers, including the Port of Savannah, which is the fastest growing port in the U.S.4, and planned stimulus investments, including the Inflation Reduction Act and CHIPS and Science Act that are expected to create manufacturing jobs.

[1]	Source: CoStar Group
[2]	Source: Longwoods International 2022 Travel USA Study in partnership with Visit Savannah
[3]	Source: Costar Group
[4]	Source: Georgia Ports Authority

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:

“Savannah is a highly desirable Sunbelt market experiencing strong growth as a result of demographic trends, favorable regulation and strong tourism. We believe Village on Pooler Parkway will benefit from these tailwinds and its strategic location at a prominent intersection. We are excited to acquire this second property in our joint venture partnership with Sterling and are confident that their track record as a vertically integrated operator of retail real estate, as well as CNSREIT’s operating partner model, will drive value for our investors.”

CNSREIT is acquiring high quality properties that generate attractive income potential alongside best-in-class operators and has an initial focus on well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.7%, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including listed and private real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Sterling Organization. Sterling Organization is a vertically integrated private equity real estate firm whose national platform is focused on investing in retail, LAST HOUR® consumer fulfillment and distribution real estate assets across the risk spectrum in major markets within the United States. The firm has approximately $2.2B of assets under management across the U.S., including more than 12 million square feet of primarily retail real estate. Sterling Organization, with offices across the nation, is headquartered in West Palm Beach, FL.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Cohen & Steers Income Opportunities REIT, Inc. Contact:

Robert Klemens

Vice President, Communications

media@cohenandsteers.com

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.

Website: https://www.cnsreit.com/

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